Exhibit 99.1

Northern Power Systems Reports Third Quarter 2015 Results

Continued distributed wind revenue and order growth

Barre, VT USA (12 November 2015) –Northern Power Systems Corp. (TSX: NPS), a next generation renewable energy technology company, today announced financial results for its third quarter ended September 30, 2015.

Revenue for the three months ended September 30, 2015 was $16.7 million, compared to $15.0 million in the third quarter of 2014. GAAP net loss for the third quarter of 2015 was $0.5 million, compared to a net loss of $0.3 million in the prior year third quarter.

“Revenue in our third quarter of 2015 continued to increase significantly on a sequential basis led by distributed turbine sales in our key markets,” stated Troy Patton, president and chief executive officer of Northern Power Systems. “Our year-to-date distributed turbine orders have increased twelve percent over the same period in 2014, demonstrating continued growth in our core business. Overall we continue to expect that revenue will be on par with 2014, despite impacts to our product sales in the first half of 2015. After announcing the launch of our FlexPhase power converters in the expanding battery energy storage market entering the quarter, we executed our first order in this market during the third quarter. Finally, we continue to focus on expanding the commercialization of our utility class wind technology leveraging its expanding proven track record in the Brazilian market.”

“Our third quarter of 2015 represented a record revenue quarter, along with achievement of declining sequential costs for our core product,” stated Ciel Caldwell, chief financial officer of Northern Power Systems. “However the mix of our sales resulted in an overall gross margin below the same quarter in 2014. During the quarter, we continued to reduce our operating expenses in our drive for profitability, while maintaining sales and marketing investment with sustained focus on expanding our business. This level of continued focus on control of expenses and working capital management maintains our confidence in having adequate cash to grow and develop our business.”

Consolidated Third Quarter Financial Metrics:

•	Revenue for the third quarter of fiscal year 2015 was $16.7 million, compared to $15.0 million reported in the prior year period and $12.5 million reported in the second quarter of 2015.

•	Gross margin in the third quarter was 20.4 percent, down from gross margin of 32.2 percent in the prior year period, but above gross margin of 9.3 percent in the second quarter of 2015.

•	GAAP net loss for the third quarter of fiscal year 2015 was $0.5 million, compared to a $0.3 million loss in the prior year third quarter.

•	Non-GAAP adjusted EBITDA income for the third quarter was $0.3 million, compared to non-GAAP adjusted EBITDA income of $0.5 million in the prior year third quarter.

•	Order backlog at September 30, 2015 was approximately $36 million, compared to $47 million at September 30, 2014.

Earnings Conference Call

The Company will host a conference call and webcast tomorrow, November 13, 2015 at 8:00 a.m. (EST) to discuss the third quarter 2015 financial results and other matters.

To participate, callers in the United States should dial +1-877-317-6789, Canada +1-866-605-3852 and in other countries

+1-412-317-6789. Participants should ask to be joined to the Northern Power Systems call.

The conference call will also be available via webcast on the Investor Relations section of Northern Power’s website (http://www.ir.northernpower.com). A webcast slide presentation for the quarterly results will also be available at the Company’s website.

About non-GAAP financial measures

To supplement Northern Power Systems’ consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), Northern Power Systems has used a non-GAAP financial measure, specifically non-GAAP adjusted EBITDA income (loss). Non-GAAP adjusted EBITDA income (loss) is defined as net income (loss), excluding share-based compensation expense, amortization of acquisition-related intangibles, depreciation of property, plant and equipment, interest expense, tax provision or benefit, and certain other non-cash impacts as applicable.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on non-GAAP adjusted EBITDA, please see the table captioned “Reconciliation of GAAP net loss to non-GAAP adjusted EBITDA net income (loss)” included at the end of this release. The table has more details on the GAAP financial measure that is most directly comparable to non-GAAP adjusted EBITDA and the related reconciliation between these financial measures.

Northern Power Systems’ management believes that this non-GAAP financial measure provides meaningful supplemental information in assessing our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results, which could be non-cash charges or discrete cash charges that are infrequent in nature. This non-GAAP financial measure also has facilitated management’s internal comparisons to Northern Power Systems’ historical performance and our competitors’ operating results, as well as reflects measurements which are used by creditors and other third parties in assessing our performance.

About Northern Power Systems

Northern Power Systems designs, manufactures, and sells wind turbines and power technology products, and provides engineering development services and technology licenses for energy applications, into the global marketplace from its US headquarters and European offices.

•	Northern Power Systems has almost 40 years’ experience in technologies and products generating renewable energy.

•	Northern Power Systems currently manufactures the NPS™ 60 and NPS™ 100 turbines. With over 8.5 million run time hours across its global fleet, Northern Power wind turbines provide customers with clean, cost effective, reliable renewable energy.

•	Patented next generation permanent magnet direct drive (PMDD) technology uses fewer moving parts, delivers higher energy capture, and provides increased reliability due to reduced maintenance and downtime.

•	Northern Power Systems’ FlexPhase™ power converter platform uses patented converter architecture and advanced controls technology for advanced grid support and generation applications.

•	Northern Power Systems offers comprehensive in-house development services, including systems level engineering, advanced drivetrains, power electronics, PM machine design, and remote monitoring systems to the energy industry.

•	Some of the world’s largest manufacturers license the company’s next generation technology and IP for their utility and distributed wind products and markets.

To learn more about Northern Power Systems, please visit www.northernpower.com.

Notice regarding forward-looking statements:

This release includes forward-looking statements regarding Northern Power Systems and its business, which may include, but is not limited to, product and financial performance, regulatory developments, supplier performance, anticipated opportunity and trends for growth in our customer base and our overall business, our market opportunity, expansion into new markets, and execution of the company’s growth strategy. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “is expected”, “expects”, “scheduled”, “intends”, “contemplates”, “anticipates”, “believes”, “proposes” or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Such statements are based on the current expectations of the management of Northern Power Systems. The forward-looking events and circumstances discussed in this release may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the company, including risks regarding the wind power industry; production, performance and acceptance of the company’s products; our sales cycle; our ability to convert backlog into revenue; performance by the company’s suppliers; our ability to maintain successful relationships with our partners and to enter into new partner relationships; our performance internationally; currency fluctuations; economic factors; competition; the equity markets generally; and the other risks detailed in Northern Power Systems’ risk factors discussed in filings with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to Northern Power Systems’ Annual Report on Form 10-K filed on March 31, 2015, as well as other documents that may be filed by Northern Power Systems from time to time with the SEC. Although Northern Power Systems has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Northern Power Systems undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Ciel R. Caldwell,

Chief Financial Officer

+1-857-209-3606

ir@northernpower.com

NORTHERN POWER SYSTEMS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

(In thousands, except share and per share amounts)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
REVENUES:
Net revenue	$16,667	$15,032	$37,435	$42,558
Cost of revenues	13,264	10,185	31,028	34,325

Gross profit	3,403	4,847	6,407	8,233
Gross margin percentage	20.4%	32.2%	17.1%	19.3%
OPERATING EXPENSES:
Sales and marketing	947	990	3,409	2,668
Research and development	739	1,321	2,688	3,537
General and administrative	1,621	2,312	6,668	6,793

Total operating expenses	3,307	4,623	12,765	12,998

Income/(loss) from operations	96	224	(6,358)	(4,765)

Interest income (expense) - net	(45)	(40)	(142)	(312)
Other income (expense) - net	(109)	(61)	(221)	41

Income/(loss) before provision for income taxes	(58)	123	(6,721)	(5,036)
Provision for income taxes	427	412	1,195	441

NET LOSS	$(485)	$(289)	$(7,916)	$(5,477)

Foreign currency translation	(27)	—	(41)	—

COMPREHENSIVE LOSS	$(512)	$(289)	$(7,957)	$(5,477)

Net loss applicable to common shareholders	$(485)	$(289)	$(7,916)	$(5,477)

Net loss per common share - basic and diluted	(0.02)	(0.01)	(0.35)	(0.29)

Weighted average number of common shares outstanding - basic and diluted	22,884,202	22,720,090	22,805,519	18,919,146

Non-GAAP adjusted EBITDA net income/(loss)	$323	$501	$(5,862)	$(3,210)

NORTHERN POWER SYSTEMS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

AS OF SEPTEMBER 30, 2015 AND DECEMBER 31, 2014

(In thousands, except share and per share amounts)

	September 30, 2015	December 31, 2014
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,665	$13,142
Accounts receivable - net	5,286	3,491
Unbilled revenue	1,782	2,212
Inventories - net	15,548	16,456
Other current assets	1,960	3,799

Total current assets	30,241	39,100
Property, plant and equipment - net	2,628	1,854
Intangible assets - net	944	474
Goodwill	722	722
Other assets	543	704

Total Assets	$35,078	$42,854

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Working capital revolving line of credit	$4,000	$4,000
Accounts payable	6,121	4,153
Accrued expenses	6,534	7,579
Deferred revenue	2,554	4,275
Customer deposits	5,444	5,642
Other current liabilities	902	726

Total current liabilities	25,555	26,375

Deferred revenue, less current portion	2,386	2,041
Other long-term liability	280	308

Total Liabilities	28,221	28,724

SHAREHOLDERS’EQUITY:
Common stock	165,568	165,386
Additional paid-in capital	8,474	7,972
Accumulated other comprehensive loss	(41)	—
Accumulated deficit	(167,144)	(159,228)

Total Shareholders’ Equity	6,857	14,130

Total Liabilities and Shareholders’ Equity	$35,078	$42,854

NORTHERN POWER SYSTEMS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

(In thousands)

	For the nine months ended September 30,
	2015	2014
OPERATING ACTIVITIES:
Net loss	$(7,916)	$(5,477)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for inventory obsolescence	151	125
(Recovery of) provision for doubtful accounts	(44)	224
Stock-based compensation expense	681	746
Depreciation and amortization	595	763
Noncash implied license revenue	(609)	—
Loss on disposal of asset	50	—
Deferred income taxes	11	10
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenue	(1,320)	(4,113)
Inventories and deferred costs	745	(3,089)
Other current and noncurrent assets	2,065	(317)
Accounts payable	1,968	(146)
Accrued expenses	(1,045)	2,171
Customer deposits	(198)	(4,057)
Other liabilities	(1,293)	1,187

Net cash used in operating activities	(6,159)	(11,973)

INVESTING ACTIVITIES:
Proceeds from sale of property	—	1,218
Purchases of property and equipment	(1,280)	(696)

Net cash (used in) provided by investing activities	(1,280)	522

FINANCING ACTIVITIES:
Proceeds from private placement equity financing, net	—	19,623
Proceeds from revolving line of credit	4,000	4,000
Repayments on revolving line of credit	(4,000)	—
Proceeds from exercise of stock options	3	53
Debt principal payments	—	(441)

Net cash provided by financing activities	3	23,235

Effect of exchange rate change on cash	(41)	—

Change in cash and cash equivalents	(7,477)	11,784
Cash and cash equivalents - Beginning of the Period	13,142	4,534

Cash and cash equivalents - End of the Period	$5,665	$16,318

NORTHERN POWER SYSTEMS CORP.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA INCOME/(LOSS) (unaudited)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2015 AND 2014

(In thousands)

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
NET LOSS	$(485)	$(289)	$(7,916)	$(5,477)
Interest expense	45	40	142	317
Provision for income taxes	427	412	1,195	441
Depreciation and amortization	212	194	595	763
Stock compensation expense	313	144	681	746
Non cash implied license revenue	(189)	—	(609)	—
Loss on disposal of asset	—	—	50	—

Non-GAAP adjusted EBITDA income/(loss)	$323	$501	$(5,862)	$(3,210)